Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
May 23, 2007	CONTACT: John M. Mendez
(276) 326-9000
First Community Bancshares, Inc. Announces the
Appointment of Franklin P. Hall to its Board of Directors

Bluefield, Virginia – First Community Bancshares, Inc. is pleased to announce the appointment of Franklin P. Hall to its Board of Directors.
Mr. Hall is a native of Amelia Courthouse, Virginia, where he grew up on his family’s farm. After graduating from Lynchburg College with a degree in business, he went on to American University, where he enrolled in both the MBA program and the Washington College of Law.
After receiving his MBA and while completing law school, Mr. Hall became a member of the staff of U.S. Senate Majority Whip Hubert Humphrey of Minnesota. When Humphrey became Vice President, Frank joined the Vice President’s staff until he moved to the Department of Housing and Urban Development. Following that, Mr. Hall worked for three years as an assistant to the Secretary of Housing and Urban Development.
In 1969, Mr. Hall and his wife, Georgetown Law School graduate Phoebe Poulterer Hall, opened a law practice at 10th and Main Streets in downtown Richmond. Mrs. Hall, the first woman trial attorney and the first woman public defender in Richmond, is a co-founder of the Richmond Women’s Bar. Their law practice, Hall and Hall, now has two offices in the Richmond metro area.

Pursuing his dual interest in law and business, Mr. Hall entered banking in the early 1970s, founding first a successful savings and loan and in 1986 opening Commonwealth Bank. He continues to serve on the board of Commonwealth Bank’s successor, First Community Bank, N. A.
Frank Hall was elected in 1975 to the Virginia House of Delegates, where he continues to serve. He has served as chair of the Counties, Cities and Towns Committee and as a member of the following committees: Appropriations, Corporations, Insurance and Banking; Mining and Mineral Resources; and the Joint Commission on Health Care.
Frank is a former president of the Richmond Jaycees, the Virginia Metro Jaycees, and the Richmond Area Young Democrats. He is a former member of the executive committee of the Richmond Bar Association and is currently a member of the Virginia State Bar and the Virginia Trial Lawyers. He has served on the boards of the National Municipal League, the Virginia Mental Health Association, Offender Aid and Restoration, and the Central Richmond Association. He is a member and an elder of the Presbyterian Church.
Among awards Frank has received are the 2001 Best of the Best Award from the Virginia Department of Minority Business Enterprise; Richmond Area Distinguished Service Award; Outstanding Young Man of Virginia and Outstanding Young Men of America; the Lynchburg College Distinguished Alumni Award; and the Dean’s Award for Distinguished Service from Washington College of Law.
Mr. and Mrs. Hall are the parents of two children and a have a son-in-law and two grandchildren.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.12 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-six locations and four wealth management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First

Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm, which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $817 million at March 31, 2007. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.